Exhibit 99.2
Investor Update - July 24, 2014

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q3 2014	Change Y-O-Y	Forecast Full Year 2014	Change Y-O-Y	Prior Guidance June 13, 2014
Capacity (ASMs in millions)	9,550 - 9,600	~ 8.0%	36,050 - 36,150	~ 7.0%	35,800 - 36,300
Cost per ASM excluding fuel and special items (cents)	8.23¢ - 8.28¢	~ 1.0%	8.42¢ - 8.45¢	~ (0.5)%	8.43¢ - 8.48¢
Fuel gallons (000,000)	122	~ 3.5%	466	~ 4.5%	466
Economic fuel cost per gallon(a)	$3.16	~ (2.5)%	(a)	(a)	(a)

(a)
Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost - $2.43 ($102 per barrel), refining margin - 42 cents, cost of settled hedges - 7 cents, with the remaining difference due to taxes and other into-plane costs. Because of volatility of fuel prices, we do not give full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	July	August	September
Point Change Y-O-Y	flat	+1.5 pts	+2.5 pts
Prior Guidance Jun. 13, 2014 - Point Change Y-O-Y	+1.5 pts	+2 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $2 million to $3 million in the third quarter of 2014.

Capital Expenditures(a)
Total expected capital expenditures are as follows (in millions):

	2014	2015	2016	2017
Aircraft and aircraft purchase deposits - firm	$340	$390	$325	$355
Other flight equipment	125	35	35	25
Other property and equipment	85	80	75	75
Total property and equipment additions	$550	$505	$435	$455
Option aircraft and aircraft deposits, if exercised(b)	$10	$225	$260	$270

(a)	Preliminary estimate, subject to change.

(b)
Alaska has options to acquire 58 B737 aircraft with deliveries from 2016 through 2024. Horizon has options to acquire seven Q400 aircraft with deliveries from 2015 through 2018. Based on current fleet plans, we expect to exercise at least two B737 options for delivery in 2016, which would increase the total capital expenditures noted in the table.

Projected Fleet Count(a)

	Actual Fleet Count		Expected Fleet Activity(b)
Aircraft	Dec 31, 2013	Jun 30, 2014	Remaining2014	Dec 31, 2014	2015 Changes	Dec 31, 2015
737 Freighters & Combis	6	6	—	6	—	6
737 Passenger Aircraft(c)	125	128	3	131	4	135
Total Mainline Fleet	131	134	3	137	4	141
Q400	51	51	—	51	1	52
Total	182	185	3	188	5	193

(a)	The expected fleet counts at December 31, 2014 and 2015 are subject to change.

(b)	Expected fleet activity includes aircraft deliveries, net of planned retirements and lease returns.

(c)	Reflects potential extensions of leased aircraft or postponed retirement of owned 737-400s.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions(a)
Historically, we have used both call options on crude oil forwards and swap instruments on L.A. Jet refining margins to hedge against price volatility of future jet fuel consumption. Beginning in the third quarter, we have discontinued the hedge program for refining margins. Currently, we have refining margin swaps in place for approximately 23% of our third quarter of 2014 estimated jet fuel purchases at an average price of 50 cents cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Third Quarter 2014	50%	$104	$7
Fourth Quarter 2014	50%	$106	$5
Full Year 2014	50%	$105	$6
First Quarter 2015	40%	$106	$5
Second Quarter 2015	30%	$104	$5
Third Quarter 2015	20%	$106	$5
Fourth Quarter 2015	11%	$106	$5
Full Year 2015	25%	$105	$5
First Quarter 2016	6%	$105	$4
Full Year 2016	1%	$105	$4

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Fuel Price Sensitivity
The following table depicts a forward-looking sensitivity of our full year 2014 economic fuel price per gallon given actual economic costs incurred to date, our current crude oil and refining margin positions, and a range of possible future crude oil and refining margin prices:

		Crude Price per Barrel
		$80	$90	$100	$110	$120
Refining Margin (cents per Gallon)	40	$2.93	$3.05	$3.17	$3.26	$3.33
	50	$2.98	$3.10	$3.21	$3.31	$3.37
	60	$3.02	$3.14	$3.26	$3.36	$3.42
	70	$3.07	$3.19	$3.30	$3.40	$3.46
	80	$3.11	$3.23	$3.35	$3.45	$3.51

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q3 2014	Change Y-O-Y	Forecast Full Year 2014	Change Y-O-Y	Prior Guidance June 13, 2014
Capacity (ASMs in millions)	8,575 - 8,625	~ 7.0%	32,400 - 32,500	~ 6.5%	32,200 - 32,700
Cost per ASM excluding fuel and special items (cents)	7.42¢ - 7.47¢	~ 1.5%	7.52¢ - 7.55¢	~ flat	7.53¢ - 7.58¢
Fuel gallons (000,000)	106	~ 2.0%	405	~ 3.0%	405
Economic fuel cost per gallon(a)	$3.16	~ (2.5)%	(a)	(a)	(a)

(a)	Please see note(a) in Consolidated.

ALASKA AIRLINES - MAINLINE (continued)
Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	July	August	September
Point Change Y-O-Y	flat	+1.5 pts	+2.5 pts
Prior Guidance Jun. 13, 2014 - Point Change Y-O-Y	+2 pts	+2.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.